Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PANERA BREAD COMPANY
Pursuant to Section 242
of the General Corporation Law of
the State of Delaware
Panera Bread Company (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
The Board of Directors of the Corporation (hereinafter called the “Board”), acting in accordance with Section 242 of the General Corporation Law of the State of Delaware, duly adopted a resolution at a meeting of the Board setting forth an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, (the “Certificate of Incorporation”) and declaring said amendment to be advisable. Said amendment has been duly approved by the Corporation’s stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment to the Certificate of Incorporation is as follows:

RESOLVED:	That the Certificate of Incorporation be amended by deleting Section 4.1 of the Certificate of Incorporation and inserting in lieu thereof the following:

“4.1 The total number of shares which the corporation shall have authority to issue is 124,500,000 shares, consisting of 112,500,000 shares of Class A Common Stock, $.0001 par value, and 10,000,000 shares of Class B Common Stock, $.0001 par value (such Class A Common Stock and Class B Common Stock hereinafter referred to as “Common Stock”), and 2,000,000 shares of Class B Preferred Stock, $.0001 par value.”
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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation to be signed by its President and Chief Executive Officer on this 19th day of May, 2011.

PANERA BREAD COMPANY
By:	/s/ William W. Moreton
William W. Moreton
President and Chief Executive Officer